                                             File No. 70-8469

   SECURITIES AND EXCHANGE COMMISSION
   Washington, D.C. 20549

AMENDMENT NO. 3 (POST-EFFECTIVE) TO

   FORM U-1 APPLICATION-DECLARATION

   UNDER THE

   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

_________________________________________________________________
__________
CENTRAL AND SOUTH WEST CORPORATION       CSW SWEENY GP, INC.
1616 Woodall Rodgers Freeway       1616 Woodall Rodgers Freeway
     P.O. Box 660164                       P.O. Box 660164
   Dallas, Texas 75202                  Dallas, Texas 75202

      CSW ENERGY, INC.                 CSW SWEENY GP II, INC.
1616 Woodall Rodgers Freeway       1616 Woodall Rodgers Freeway
     P.O. Box 660164                      P.O. Box 660164
   Dallas, Texas 75202                  Dallas, Texas 75202

    CSW SWEENY LP, INC.                 CSW SWEENY LP II, INC.
1616 Woodall Rodgers Freeway        1616 Woodall Rodgers Freeway
     P.O. Box 660164                       P.O. Box 660164
   Dallas, Texas 75202                   Dallas, Texas 75202

   (Names of companies filing this statement and
   addresses of principal executive offices)
   _____________________________________________________
   CENTRAL AND SOUTH WEST CORPORATION
   (Name of top registered holding company parent)
   _____________________________________________________

Stephen J. McDonnell
   Treasurer
   Central and South West Corporation
   1616 Woodall Rodgers Freeway
   P.O. Box 660164
   Dallas, Texas 75202

Terry D. Dennis
   President
   CSW Energy, Inc.
   1616 Woodall Rodgers Freeway
   P.O. Box 660164
   Dallas, Texas 75202




Terry D. Dennis
   President
   CSW Sweeny GP, Inc.
   1616 Woodall Rodgers Freeway
   P.O. Box 660164
   Dallas, Texas 75202

Terry D. Dennis
   President
   CSW Sweeny GP II, Inc.
   1616 Woodall Rodgers Freeway
   P.O. Box 660164
   Dallas, Texas 75202

Terry D. Dennis
   President
   CSW Sweeny LP, Inc.
   1616 Woodall Rodgers Freeway
   P.O. Box 660164
   Dallas, Texas 75202

Terry D. Dennis
   President
   CSW Sweeny LP II, Inc.
   1616 Woodall Rodgers Freeway
   P.O. Box 660164
   Dallas, Texas 75202

Joris M. Hogan
   Milbank, Tweed, Hadley & McCloy
   One Chase Manhattan Plaza
   New York, NY 10005-1413

   (Names and addresses of agents for Service)
   _____________________________________________________

   Respectfully request that copies be sent to:

       Adam Wenner                           Edwin F. Feo
Milbank, Tweed, Hadley & McCloy    Milbank, Tweed, Hadley & McCloy
International Square Building         601 South Figueroa Street
1825 Eye Street, N.W., Suite 1100       Los Angeles, CA 90017
   Washington, D.C.   20006














     Central and South West Corporation, a Delaware corporation ("CSW") and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), CSW Energy, Inc., a Texas corporation and wholly-owned subsidiary of CSW ("Energy"), CSW Sweeny GP, Inc., a ("Energy Sub GP"), CSW Sweeny GP II, Inc. ("Sweeny GP"), CSW Sweeny LP, Inc. ("Energy Sub LP"), and CSW Sweeny LP II, Inc. ("Sweeny LP"), (collectively, the "Applicants") hereby file this Amendment No. 3 (post-effective) to the Application-Declaration in File No. 70-8469, to amend the Application-Declaration to seek authority to obtain construction and term financing in an amount not to exceed $250 million; to obtain or arrange for letters of credit and a revolving working capital credit line up to $50 million; to provide advances to the Partnership in an amount not to exceed $250 million in the event construction financing has not been secured as of the commencement of construction; and, to provide up to $300 million in equity support to the Project. In all other respects, the Application-Declaration as previously filed will remain the same.
Item 1.  Description of Proposed Transaction.
     Section 3 of Item 1 is hereby amended as follows:
     (3)  Financing the Project.
     The first sentence of Section 3 is hereby deleted and replaced in its entirety with the subsection designation "(A) Development of the Project."
     Section 3 is further amended by adding the following immediately at the end thereof:
     It is anticipated that the Development Expenses financed by the Applicants prior to the closing of the third party construction or term financing would be repaid from the proceeds of such financing, as described below.
     (B) The Credit Facility It is anticipated that the Partnership will obtain a credit facility (the "Credit Facility") provided by a third party bank or other lending institution (or a syndicate of banks or lending institutions) to be determined (each, collectively, the "Project Lender") in an amount not to exceed $250 million for the construction and operation of the Project, which would include a construction loan in an amount not to exceed $250 million, to be later converted to, or refinanced by, a term loan. It is anticipated that the term loan would be repaid over a term of up to 25 years. Under the credit agreement or agreements and any interest rate protection agreements that the Applicants may enter into with the Project Lender in respect of the construction and term financings, it is anticipated that the interest cost to the Applicants under this structure will not exceed the prime commercial lending rate as in effect from time to time at Mellon Bank plus 4% for both the construction loans and term loans. Any promissory notes or other instruments evidencing such debt would, to the extent necessary, restate these terms. It is anticipated that the stock of Energy Sub GP, Sweeny GP, Energy Sub LP and Sweeny LP, the Project assets owned by the Partnership and the partnership interests in the Partnership held by Sweeny GP and Sweeny LP may be required to be pledged as collateral to the Project Lender as a condition to obtaining the Credit Facility.
     It is anticipated that the construction loan would have a term of up to 5 years, and will be converted to, or refinanced by, either (y) a term loan or (z) a combination of a term loan and capital contributions from Energy and a nonassociate company(ies) who will become a new limited and/or general partner(s) of the Partnership (the "New Partner") prior to or upon the completion of the Project (which is expected to occur before December 31, 2000, absent force majeure events), each as more fully described below.
     In order to meet the Project's milestones and completion deadlines, it may be necessary for the Partnership to begin the construction of the Project, previously authorized by the Commission, prior to the closing of third party construction financing. If the Partnership is unable to arrange for the construction loan from the Project Lender prior to the start of construction of the Project, then CSW or Energy, directly or indirectly through Energy Sub GP, Energy Sub LP, Sweeny GP and/or Sweeny LP, may make loans, open account advances or additional equity contributions to the Partnership in an aggregate amount not to exceed $250 million (the "Advances").
     The Advances would be used for construction and operation of the Project, including performance testing, start-up costs and working capital costs. If the Advances are made in the form of additional equity contributions to the Partnership, then the Advances would be repaid out of the proceeds of the Credit Facility or (prior to the procurement of the Credit Facility) out of revenues from the Project. If the Advances are made in the form of loans or open account advances, then the Advances would be made on the same terms as the loans or open account advances which have been made in respect of the Development Expenses. It is anticipated that the Advances would be refinanced by the Credit Facility or the equity contribution of the New Partner, as appropriate, upon the terms set forth herein. In the event that any Advances remain outstanding at the start of commercial operation of the Project, they would be repaid out of Project revenues until the closing of such refinancing. No Advances will remain outstanding to the extent that such Advances would cause the Project not to qualify as a "qualifying facility" under PURPA and the rules and regulations of FERC adopted thereunder. The Applicants hereby seek the authority of the Commission to make the Advances upon the terms described above pursuant to Sections 9(a), 10 and 12(b) of the Act and Rules 45 and 51 thereunder.
     Independent of the Credit Facility and Advances, CSW and Energy seek approval of the Commission to issue corporate guaranties (the "Guaranties") and to arrange with a third party lender to be determined (the "Issuer") for irrevocable standby letters of credit (the "LOCs") in an aggregate amount not to exceed $50 million. CSW, Energy, New Partner or the Partnership would be the account party (the "Account Party") under the LOCs.

     The Guaranties and LOCs would support certain payment obligations of the Partnership required by third parties under the project documents. The LOCs would be issued for renewable terms not to exceed 10 years for the duration of the project document to which such LOC relates. Drawings made under the LOCs would be reimbursable to the Issuer by the Account Party and, upon such reimbursement, the LOC may be reinstated to the face amount. Fees payable to the Issuer by the Account Party for the LOCs would not exceed 2% per annum of the face amount of the LOCs, and the interest rate payable per annum on unreimbursed drawings under the LOCs would not exceed the prime rate of the Issuer plus four percentage points. The prime rate plus four percentage points is the expected maximum rate that the Issuer may require in light of the fact that the LOCs would be unsecured and may be issued prior to commencement of operations of the Project. Amounts paid pursuant to the Guaranties or paid to the Issuer by the Account Party (provided the Account Party is not the Partnership) in respect of the LOCs would be reimbursed to the Account Party by the Partnership. It is anticipated that the stock of Energy Sub GP, Sweeny GP, Energy Sub LP and Sweeny LP, the Project assets owned by the Partnership and the partnership interests in the Partnership held by Sweeny GP and Sweeny LP may be required to be pledged as collateral to the Project Lender as a condition to obtaining the Letters of Credit and the Guaranties.

     (C) Equity Support. The Project Lender may request that CSW, Energy and/or New Partner provide some assurance that up to $250 million of equity contributions will be made to the Project in the form of an equity support agreement, guarantee or letter of credit. Such equity support agreement, guarantee or letter of credit shall be substantially on the terms of, and reimbursable in the manner of, the Credit Facility, Advances, Guarantees or LOCs, as the case may be, described above. Any drawings under such equity support agreement, guarantee or letter of credit would be applied to amounts outstanding under the Credit Facility and would not increase the exposure of the Applicants above the amount of the Credit Facility. Such drawings would have the same effect as Advances.
     Notwithstanding any statement to the contrary in this Application-Declaration, the authority of the Commission granted pursuant to this Application-Declaration constitutes specific authority in connection with the Project. Such authority is separate from, and does not constitute a part of, the authority of the Commission granted pursuant to orders of the Commission dated September 28, 1990 (HCAR No. 25162), November 22, 1991 (HCAR No. 25414) and December 31, 1992 (HCAR No. 25728) and November 28, 1995 (HCAR No. 26417), together with any subsequent orders, in File No. 70-7758 and August 6, 1993 (HCAR No. 25866) and November 28, 1995 (HCAR No. 26416), together with any subsequent orders, in File No. 70-8205.

Item 3.  Applicable Statutory Provisions.
     Item 3 is hereby amended to be restated in its entirety as follows:
     Sections 6, 7, 9(a), 10, 12(b) and 12(c) of the Act and Rules 42, 43, 45 and 51 thereunder are or may be applicable to the proposed transaction as described more particularly above. Specifically, Sections 9(a) and 10 of the Act and Rules 43, 45(a), 45(b)(1) and 51 thereunder are or may be applicable to the formation of Project entities, the equity investment of Energy in Energy Sub GP and Energy Sub LP, of Energy Sub GP in Sweeny GP, of Energy Sub LP in Sweeny LP and of Sweeny GP and Sweeny LP in the Partnership. Section 12(b) of the Act and Rules 45(a) and 45(b) thereunder are or may be applicable to any extensions of credit or open account advances between associated companies in connection with the proposed transaction. Section 12(c) of the Act and Rule 42 thereunder are or may be applicable to any retiring or redemption of securities in connection with the proposed transaction. Sections 6 and 7 of the Act are or may be applicable to the third party financing of the transaction, including the pledge of the stock of Energy Sub GP, Energy Sub LP, Sweeny GP and Sweeny LP and the collateral assignment of the partnership interests of Sweeny GP and Sweeny LP. To the extent any other sections of the Act or rules of the Commission promulgated thereunder may be applicable to the proposed transaction, CSW, Energy, Energy Sub GP, Energy Sub LP, Sweeny

GP, Sweeny LP and the Partnership hereby request appropriate orders thereunder.
     As of December 31, 1995, CSW has invested $825 million in aggregate in EWGs and foreign utility companies, as defined under
Section 33(a) of the Act ("FUCOs"), or less than 45% of $1,847 million, the average of CSW's consolidated retained earnings for the four consecutive quarters ended December 31, 1995 thus satisfying Rule 53 (a)(1). CSW will maintain and make available the books and records required by Rule 53(a)(2). No more than 2% of the employees of CSW's operating subsidiaries will, at any one time, directly or indirectly, render services to any EWG or FUCO in which CSW directly or indirectly owns an interest, satisfying Rule 53(a)(3). CSW will submit a copy of Item 9 and Exhibits G and H of CSW's Form U5S to each of the public service commissions having jurisdiction over the retail rates of CSW's operating utility subsidiaries, satisfying Rule 53(a)(4). None of the conditions described in Rule 53(b) exist with respect to CSW or any of its subsidiaries, thereby satisfying such rule and making Rule 53(c) inapplicable.
Item 5.  Procedure.
     Item 5 is hereby amended and restated in its entirety to read as follows:
     It is requested that the Commission issue and publish no later than February 23, 1996, the requisite notice under Rule 23 with respect to the filing of this Application-Declaration, such notice to specify a date not later than March 19, 1996, as the date after which an order granting and permitting the Application-Declaration to become effective may be entered by the Commission and the Commission enter not later than March 20, 1996, an appropriate order granting and permitting this Application-Declaration to become effective.
     No recommended decision by a hearing officer or other responsible officer of the Commission is necessary or required in this matter. The Division of Investment Management of the Commission may assist in the preparation of the Commission's decision in this matter. There should be no thirty-day waiting period between the issuance and the effective date of any order issued by the Commission in this matter, and it is respectively requested that such order be made effective immediately upon the entry hereof.

Item 6.  Exhibits and Financial Statements.
     Item 6 is hereby amended and restated in its entirety to read as follows:
     Amended
     Exhibit 1 - Proposed Notice of Proceeding

     Amended
     Exhibit 2 - Preliminary Opinion of Milbank, Tweed, Hadley &
          McCloy, counsel for CSW, Energy, Energy Sub GP, Energy
          Sub LP, Sweeny GP, Sweeny LP and the Partnership

     Amended
     Exhibit 3 - Final or "past tense" Opinion of Milbank, Tweed,
          Hadley & McCloy, counsel for CSW, Energy, Energy Sub
          GP, Energy Sub LP, Sweeny GP, Sweeny LP and the
          Partnership (to be filed by amendment).

     Amended
     Exhibit 4 - Financial Statements per book and pro forma as of December 31, 1995 of CSW and Subsidiaries
          (consolidated), CSWand Energy (to be filed by amendment).




              S I G N A T U R E

     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.
Dated:    February 21, 1996

                        CENTRAL AND SOUTH WEST CORPORATION

                        By /s/STEPHEN J. MCDONNELL
                            Stephen J. McDonnell
                            Treasurer







S I G N A T U R E

     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:    February 21, 1996

                              CSW ENERGY, INC.

                         By /s/TERRY D. DENNIS
                            Terry D. Dennis
                            President



 S I G N A T U R E

     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:    February 21, 1996

                              CSW SWEENY GP, INC.

                         By /s/TERRY D. DENNIS
                            Terry D. Dennis
                            President



 S I G N A T U R E

     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:    February 21, 1996

                              CSW SWEENY GP II, INC.

                         By /s/TERRY D. DENNIS
                            Terry D. Dennis
                            President
 S I G N A T U R E

     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:    February 21, 1996

                              CSW SWEENY LP, INC.

                         By /s/TERRY D. DENNIS
                            Terry D. Dennis
                            President

 S I G N A T U R E

     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:    February 21, 1996

                              CSW SWEENY LP II, INC.

                         By /s/TERRY D. DENNIS
                            Terry D. Dennis
                            President






INDEX OF EXHIBITS
EXHIBIT                                      TRANSMISSION
NUMBER              EXHIBIT                       METHOD

1         Proposed Notice of Proceeding.               Electronic

2         Preliminary Opinion of Milbank, Tweed,       ----------
          Hadley & McCloy, counsel for CSW,
          Energy, Energy Sub GP, Energy Sub LP,
          Sweeny GP, Sweeny LP and the
          Partnership (to be filed by amendment).

3         Final or "past tense" Opinion of Milbank,    ----------
          Tweed, Hadley & McCloy, counsel for
          CSW, Energy, Energy Sub LP, Sweeny
          GP, Sweeny LP and the Partnership
          (to be filed with the Certificate of
          Notification)

4         Financial Statements per book and pro
          forma as of December 31, 1995 of
          CSW and Subsidiaries (consolidated),
          CSW and Energy (to be filed by
          amendment).